Exhibit 10.4
     ***  INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
JOINT DEVELOPMENT AGREEMENT
     THIS JOINT DEVELOPMENT AGREEMENT (this “Agreement”) dated as of April 8, 2009 (the “Effective Date”) is entered into between Medicis Pharmaceutical Corporation, a Delaware corporation with offices located at 7720 North Dobson Road, Scottsdale, Arizona 85256 (“Medicis”), and Perrigo Israel Pharmaceuticals, Ltd., an Israeli Company with offices located at 25 Lehi Street, B’nei Brak ISRAEL (“Perrigo”).
     WHEREAS, Perrigo has the expertise and know-how to conduct a joint development program with Medicis to research and develop the Product (as defined below); and
     WHEREAS, Medicis desires to collaborate with Perrigo regarding the research and development of the Product, all on the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. DEFINITIONS.
          1.1 “Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by, or is under common control with, such entity. An entity shall be regarded as in control of another entity if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other entity, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other entity by any means whatsoever.
          1.2 “Business Day” means any day other than a Saturday, Sunday or a day on which banks in Arizona are authorized or required by law to close.
          1.3 “Confidential Information” means all non-public materials, information and data concerning the disclosing party and its operations that is disclosed by the disclosing party to the receiving party pursuant to this Agreement, orally or in written, electronic or tangible form, or otherwise obtained by the receiving party through observation or examination of the disclosing party’s operations. Confidential Information includes, but is not limited to, information about the disclosing party’s financial condition and projections; business, marketing or strategic plans; sales information, customer lists; price lists; databases; trade secrets; product prototypes and designs; techniques, formulae, algorithms and other non-public process information. Notwithstanding the foregoing, Confidential Information of a party shall not include that portion of such materials, information and data that, and only to the extent, the recipient can establish by written documentation: (a) is known to the recipient as evidenced by its written records before receipt thereof from the disclosing party, (b) is disclosed to the recipient free of confidentiality obligations by a Third Party who has the right to make such disclosure without obligations of confidentiality, (c) is or becomes part of the public domain through no fault of the recipient, or (d) the recipient can reasonably establish is independently developed by persons on behalf of recipient without the use of the information disclosed by the disclosing party.
          1.4 “Development Plan” means the plan for the research and development of the Product as set forth on Exhibit A, and as such plan may be amended, supplemented or restated from time to time by mutual written agreement of the parties.
          1.5 “Development Program” means the development program described in the Development Plan.
          1.6 “Exclusion Lists” mean: (a) the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://www.oig.hhs.gov); and (b) the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at http://www.epls.gov).
          1.7 “FDA” means the United States Food and Drug Administration or any successor entity thereto.
          1.8 “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as may be amended from time to time.
          1.9 “Ineligible Person” means a person who: (a) is currently excluded, debarred, suspended, or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or non-procurement programs; or (b) has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.
          1.10 “NDA” means a New Drug Application as defined in the FD&C Act or FDA Regulations (21 CFR).
          1.11 “Net Sales” means the gross price invoiced by Medicis or its Affiliate to a retailer or distributor for the Product, as applicable, less the sum of the following items (to the extent actually incurred or accrued and to the extent not already deducted in computing the total amount invoiced by Medicis): (a) credits or allowances actually granted, if any, for recalls, rejection or return of items previously sold, (b) rebates and cash discounts actually granted, (c) *** (d) excise taxes, sales taxes, duties or other taxes imposed upon and paid with respect to such sales ***, (all such amounts determined in accordance with GAAP applied in a manner consistent with past practices). Sales between Medicis and its Affiliates shall not be included in Net Sales unless such Affiliate is the end user of the Product.
          1.12 “Perrigo Know-How Rights” means all trade secret and other know-how rights in and to all data, information, compositions and other technology (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing) which are necessary or useful to make, use, develop, sell or seek regulatory approval to market the Product and which Perrigo has an ownership or (sub)licensable interest as of on or after the Effective Date.

          1.13 “Perrigo IP Rights” means the Perrigo Patent Rights and Perrigo Know-How Rights.
          1.14 “Perrigo Patent Rights” means (a) the patents and patent applications listed on Exhibit B, (b) all patents and patent applications in any country of the world that claim or cover the Product or the manufacture or use thereof in which Perrigo has an ownership or (sub)licensable interest as of on or after the Effective Date, (c) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications described in clauses (a) and (b) above or the patent applications that resulted in the patents described in clauses (a) and (b) above, and (d) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto.
          1.15 “Product” means *** product, as described in the Development Plan to be prepared by the parties.
          1.16 “Product Technology” means all discoveries, inventions, improvements and other technology that specifically relates to the Product and is conceived or reduced to practice by Perrigo, Medicis or both in the conduct of the Development Program.
          1.17 “Royalty Term” means the period commencing on the date of first commercial sale of the first Product and expiring *** thereafter.
          1.18 “Steering Committee” means the committee composed of representatives of Perrigo and Medicis described in Section 2.3 below.
          1.19 “Third Party” means any person or entity other than Medicis, Perrigo or their respective Affiliates.
          1.20 “Valid Claim” means ***
     2. DEVELOPMENT PROGRAM; STEERING COMMITTEE.
          2.1 Overview. Perrigo timely conduct the Development Program in accordance with the Development Plan. Perrigo shall bear its own costs to conduct the Development Program.
          2.2 Amendment of Development Plan. The Development Plan may be amended from time to time, only upon recommendation of the Steering Committee and upon mutual written agreement of Medicis and Perrigo.
          2.3 Steering Committee. The Steering Committee shall foster the collaborative relationship between the parties and shall in particular have the oversight and responsibility to review and give recommendations regarding the progress of the Development Program. The Steering Committee shall be comprised of three (3) named representatives of Perrigo and three (3) named representatives of Medicis. Each party shall appoint its respective representatives to the Steering Committee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other party of such change but shall use commercially reasonable efforts to maintain stability of Steering Committee representation. As provided in Section 2.6, for each calendar quarter during the term of the Development Program, Perrigo shall provide to the Steering Committee a report that details the progress and results of the Development Program. The Steering Committee shall review such report and make recommendations regarding changes to the Development Program. No such changes shall be binding unless the Development Plan has been amended by the parties as required herein. The term of the Steering Committee shall commence on the Effective Date and continue until the date when Perrigo has completed all of its obligations under the Development Plan.
          2.4 Conflict. In the event that the terms of the Development Plan are inconsistent with the terms of this Agreement, this Agreement shall control, unless otherwise explicitly agreed to in writing by the parties. The Development Plan shall be incorporated herein by reference and made a part of this Agreement.
          2.5 Records. Perrigo shall maintain complete and accurate records of all work it conducts under the Development Program and all results, data and developments made in connection therewith. Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Development Program in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Medicis shall have the right to review and copy such records (including raw data and scientific notebooks) at reasonable times to the extent necessary for Medicis to exercise its rights under this Agreement.
          2.6 Reports. Within thirty (30) days following the end of each calendar quarter during the term of the Development Program, Perrigo shall prepare and deliver to Medicis a written summary report which shall describe the research performed to date under the Development Program and all results, analysis and conclusions thereof.
     3. INTELLECTUAL PROPERTY/MARKETING.
          3.1 Research License. During the term of the Development Program, Medicis hereby grants to Perrigo a non-exclusive license (without the right to grant sublicenses) under Medicis’ patents, know-how and other intellectual property rights for the sole purpose of conducting the Development Program.
          3.2 License Grant. Perrigo hereby grants to Medicis a worldwide, perpetual, irrevocable exclusive license (with the right to grant sublicenses through multiple tiers) under the Perrigo IP Rights to make, have made, use, offer for sale, sell and import the Product. For avoidance of doubt, the exclusive license is strictly limited to the Product and does not cover rights to the Perrigo IP Rights for any product other than the Product. The foregoing license shall survive the termination or expiration of the term of the Agreement for any reason.
          3.3 Product Technology. Perrigo shall promptly disclose to Medicis all Product Technology. Medicis shall solely own all right, title and interest in and to the Product Technology and all patent and other intellectual property rights therein. Perrigo hereby assigns to Medicis all of its right, title and interest in and to the Product Technology and all patent and other intellectual property rights therein. Perrigo shall perform, during and after the term of this Agreement, all acts that Medicis reasonably deems necessary or desirable to permit and assist Medicis, at Medicis’ expense, in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Product Technology and all patent and other intellectual property rights therein. If Medicis is unable for any reason to secure Perrigo’s signature to any document required to file, prosecute, register or memorialize the assignment of any rights to the Product Technology as provided under this Agreement, Perrigo hereby irrevocably designates and appoints Medicis and Medicis’ duly authorized officers and agents as Perrigo’s agents and attorneys-in-fact to act for and on Perrigo’s behalf and instead of Perrigo to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance and enforcement of such rights, all with the same legal force and effect as if executed by Perrigo. The foregoing is deemed a power coupled with an interest and is irrevocable. Medicis shall have the world-wide right to control the drafting, filing, prosecution, maintenance and enforcement of patents covering the Product Technology and shall be fully responsible for related costs.
          3.4 No Implied Licenses. Except as explicitly set forth in this Agreement, neither party grants to the other party any license, express or implied, under its patents or other intellectual property.
          3.5 Marketing of Product. Medicis shall have the sole right to make, use, sell, distribute, market, exploit or otherwise commercialize the Product. Perrigo acknowledges and agrees that, except as otherwise provided under this Agreement it shall have no right to and it shall not (and shall not assist any third party to), make, have made, use, sell, distribute, market, exploit or otherwise commercialize the Product.
          3.6 Regulatory Matters. Medicis shall have the exclusive responsibility, at its sole discretion, for all preclinical, clinical, regulatory and commercialization activities regarding the Product, including without limitation marketing, pricing, promotion, strategy, reimbursement, branding, distribution, and sale. Medicis shall bear its own costs in connection with any such activities, including the costs for conducting all pre-clinical and clinical studies. ***
     4. SUPPLY OF PRODUCT.
           4.1 Terms of Supply Agreement. Commencing on the date the Product NDA has been submitted to the FDA (the “Supply Date”), the parties shall negotiate in good faith the terms of and enter into a commercial supply agreement, which shall contain the following provisions:
                 4.1.1 For a period of three (3) years following approval of the NDA for the Product, Medicis would exclusively purchase from Perrigo, and Perrigo would exclusively supply to Medicis all of Medicis’ Product requirements in the United States, subject to Medicis’ right to qualify alternative manufacturers for the Product.
                 4.1.2 Perrigo would be responsible for manufacture, delivery and supply of the Products.

               4.1.3 Medicis would have the option to procure an alternative manufacturer and supplier for the Products in the event Perrigo has a material supply interruption or otherwise failed to supply Medicis’ requirements of Product.
               4.1.4 Perrigo would cooperate and assist in the transfer of all necessary technical information to qualify the alternative manufacturer and in the event of a material supply interruption, would cooperate and assist with the orderly transition of the manufacture of Products to the alternative manufacturer.
               4.1.5 The price for the Product would be *** of Perrigo’s direct cost to manufacture the Product, calculated in accordance with GAAP.
          4.2 Arbitration. If the parties are unable to agree upon the terms of the supply agreement described in Section 4.1 within sixty (60) days after the Supply Date, then either party may, by written notification to the other party, submit the matter to binding “baseball” arbitration to determine the terms of such supply agreement as follows. Promptly following receipt of such notice, the parties shall meet and discuss in good faith and agree on an arbitrator to resolve the issue, which arbitrator shall be neutral and independent of both parties, shall have significant experience and expertise in supply agreements in the generic pharmaceutical industry, and shall have some experience in mediating or arbitrating issues relating to such agreements. If the parties cannot agree on such arbitrator within thirty (30) days of request by a party for arbitration, then such arbitrator shall be appointed by the American Arbitration Association, which arbitrator must meet the foregoing criteria. Within fifteen (15) days after an arbitrator is selected (or appointed, as the case may be), each party will deliver to both the arbitrator and the other party a detailed written proposal setting forth its proposed terms for such supply agreement, which terms shall not conflict with the terms set forth in Section 4.1 (the “Proposed Terms” of the party) and a memorandum (the “Support Memorandum”) in support thereof, not exceeding ten (10) pages in length. The parties will also provide the arbitrator a copy of this Agreement, as may be amended at such time. Within fifteen (15) days after receipt of the other party’s Proposed Terms and Support Memorandum, each party may submit to the arbitrator (with a copy to the other party) a response to the other party’s Support Memorandum, such response not exceeding five (5) pages in length. Neither party may have any other communications (either written or oral) with the arbitrator other than for the sole purpose of engaging the arbitrator or as expressly permitted in this Section 4.2; provided that, the arbitrator may convene a hearing if the arbitrator so chooses to ask questions of the parties and hear oral argument and discussion regarding each party’s Proposed Terms. Within sixty (60) days after the arbitrator’s appointment, the arbitrator will select one of the two Proposed Terms (without modification) provided by the parties that he or she believes is most consistent with the intention underlying and agreed principles set forth in this Agreement and most accurately reflects industry norms for a transaction of this type. The decision of the arbitrator shall be final, binding, and unappealable and the parties shall promptly enter into a Distribution Agreement having the terms set forth in the Proposed Terms selected by the arbitrator. For clarity, the arbitrator must select as the only method to determine the terms of such supply agreement one of the two sets of Proposed Terms, and may not combine elements of both Proposed Terms or take any other action.

     5. FINANCIAL CONSIDERATIONS.
          5.1 Upfront Payment. In consideration of the exclusive rights granted by Perrigo to Medicis and Medicis’ acceptance of the Development Plan within five (5) Business Days after the Effective Date, Medicis shall pay to Perrigo a payment of Three Million United States Dollars ($3,000,000 USD).
          5.2 Milestone Payments. Medicis shall pay to Perrigo the milestone payment amounts set forth in the following table within thirty (30) days after the first achievement of the corresponding milestone:

Milestone Event	Milestone Payment

***	Two Million United States Dollars ($2,000,000 USD)
***	One Million United States Dollars ($1,000,000 USD)
***	One Million United States Dollars ($1,000,000 USD)
***	One Million United States Dollars ($1,000,000 USD)
Each such milestone shall be payable only once pursuant to this Section 5.2 upon the initial achievement of such milestone. *** If the parties agree to select another product to develop in accordance with Section 6.3, they shall utilize good faith negotiations to determine the milestone events and obligations associated with the development of such product; provided that ***
          5.3 Royalties. Subject to the terms and conditions of this Agreement, during the Royalty Term, Medicis shall pay to Perrigo a royalty on Net Sales of the Product as follows: *** All royalties due under this Section 5.3 shall be paid quarterly within sixty (60) days after the end of the relevant calendar quarter for which royalties are due. Each royalty payment shall be accompanied by a written report stating the number and description of all Product sold during the relevant calendar quarter; the gross sales associated therewith; and the calculation of Net Sales thereon, including without limitation the amount of any deduction provided for in the definition of Net Sales. ***
          5.4 Taxes. Medicis shall be responsible for and may withhold from payments made to Perrigo under this Agreement any taxes required to be withheld by Medicis under applicable law. Accordingly, if any such taxes are levied on such payments due hereunder (“Withholding Taxes”), Medicis shall (i) deduct the Withholding Taxes from the payment amount, (ii) pay all applicable Withholding Taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to Perrigo within sixty (60) days following that tax payment.
          5.5 Audit Rights. On reasonable advance written notice from Perrigo, Medicis shall make all such records, books of account, information and data concerning the royalty payment owing under Section 5.3 available for inspection during normal business hours by Perrigo or its auditors for the purpose of general review or audit; provided that Perrigo may not request such inspection more than once in any calendar year unless a discrepancy has been identified by Perrigo. Upon reasonable belief of discrepancy or dispute, Perrigo or Perrigo’s external auditors shall be entitled to take copies or extracts from such records, books of account, information and data (but only to the extent related to the contractual obligations set out in this Agreement) during any review or audit provided the external auditor signs a confidentiality agreement with Medicis providing that, as between the external auditor and Medicis, such records, books of account, information and data shall be treated as Confidential Information of Medicis but may be disclosed to Perrigo. Perrigo shall be solely responsible for its costs in making any such review and audit, unless Perrigo identifies a discrepancy in the calculation of the share of Gross Profit or royalty payment owed, as applicable, under this Agreement in any calendar year from those properly payable for that calendar year of *** or greater, in which event Medicis shall be solely responsible for the cost of such review and audit and pay Perrigo any underpayment. All information disclosed by Medicis or its Affiliates pursuant to this Section shall be deemed Confidential Information of Medicis.
     6. TERM AND TERMINATION.
          6.1 Term. Subject to Section 6.2 below, this Agreement shall expire on the expiration of Medicis’ obligation to pay royalties to Perrigo under Section 5.3. The license grant under Section 3.2 shall be effective at all times prior to such expiration and following such expiration of this Agreement Medicis shall have a fully paid-up, non-exclusive license under the Perrigo IP Rights to make, have made, use, sell, offer for sale and import Product.
          6.2 Termination for Cause. Either party may terminate this Agreement upon or after the breach of any material provision of this Agreement by the other party if the other party has not cured such breach within thirty (30) days after receipt of express written notice thereof by the non-breaching party.
          6.3 Medicis right to Terminate for Failure of Commercial Potential. In the event that *** Medicis may provide notice to Perrigo that all work relating to the development and commercialization of the Product be terminated. If Medicis provides such notice, the parties shall meet within thirty (30) days of the notification date to determine whether the parties can select a replacement product to be governed by this Joint Development Agreement. If the parties cannot agree upon a replacement product within sixty (60) days of such meeting, Medicis shall have the right to terminate this Agreement by providing written notice to Perrigo, provided that Medicis shall remain liable for surviving payments as expressly provided for in Section 5.2.
          6.4 Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 3.2, 3.3, 6.4, 7, 9 and 10 shall survive the expiration or termination of this Agreement.
     7. CONFIDENTIALITY.
          7.1 Confidentiality. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, except with respect to any

Confidential Information constituting a trade secret in which case the receiving party’s obligation continues in perpetuity, each party shall maintain in confidence all Confidential Information disclosed by the other party (including all Confidential Information disclosed under the Confidentiality Agreement), and shall not use, grant the use of or disclose to any Third Party the Confidential Information of the other party other than as expressly permitted hereby. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.
          7.2 Permitted Disclosures. Either party may disclose Confidential Information of the disclosing party (a) on a need-to-know basis, to such party’s directors, officers and employees to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement, and (b) to those agents and consultants who need to know such information to accomplish the purposes of this Agreement (collectively, “Permitted Recipients”); provided such Permitted Recipients are bound to maintain such Confidential Information in confidence to the same extent as set forth in Section 7.1.
          7.3 Litigation and Governmental Disclosure. Each party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary for prosecuting or defending litigation, complying with applicable governmental regulations, and in the case of Medicis as the receiving party to conduct pre-clinical or clinical trials of the Product, provided that if a party is required by law or regulation to make any such disclosure of the other party’s Confidential Information it will give reasonable advance notice to the other party of such disclosure requirement and will use good faith efforts to assist such other party to secure a protective order or confidential treatment of such Confidential Information required to be disclosed.
          7.4 Limitation of Disclosure. The parties agree that, except as otherwise may be required by applicable laws, regulations, rules or orders, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission, and except as may be authorized in Section 7.4, no information concerning this Agreement and the transactions contemplated herein shall be made public by either party without the prior written consent of the other.
          7.5 Publicity. Neither party shall make any publicity releases, interviews or other dissemination of information concerning this Agreement or its terms, or either party’s performance hereunder, to communication media, financial analysts or others without the prior written approval of the other party, which approval shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary in this Agreement, the parties understand and agree that either party, may, if so required, disclose some or all of the information included in this Agreement or other Confidential Information of the other party (a) in order to comply with its obligations under the law, including the United States Securities Act of 1933, the United States Securities Exchange Act of 1934; (b) in order to comply with the listing standards or agreements of any national or international securities exchange or The NASDAQ Stock Market or New York Stock Exchange or other similar laws of a governmental authority; (c) to respond to an inquiry of a governmental authority or regulatory authority as required by law; or (d) in a judicial, administrative or arbitration proceeding. In any such event the party making such disclosure shall (i) provide the other party with as much advance notice as reasonably practicable of the required disclosure, (ii) cooperate with the other party in any attempt to prevent or limit the disclosure, and (iii) limit any disclosure to the specific purpose at issue.
     8. REPRESENTATIONS AND WARRANTIES.
          8.1 Mutual Representations. Each party hereby represents and warrants to the other party that (a) the person executing this Agreement is authorized to execute this Agreement; (b) this Agreement is legal and valid and the obligations binding upon such party are enforceable by their terms; and (c) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
          8.2 Compliance. Perrigo represents, warrants and covenants that:
               (a) neither it nor any of its personnel (including subcontractors) have been nor are disqualified or debarred under Section 306 of the Federal Food, Drug and Cosmetic Act (as amended by the Generic Drug Enforcement Act of 1992), 21 U.S.C. § 336;
               (b) it shall not use in any capacity the services of any person debarred, disqualified or under investigation under the provisions of the Section 306 of the Federal Food, Drug and Cosmetic Act (as amended by the Generic Drug Enforcement Act of 1992), 21 U.S.C. § 336, and will notify Medicis immediately in the event Perrigo is made aware of any investigation or proceeding for debarment;
               (c) neither it nor any personnel within five (5) years preceding the Effective Date have been convicted of any violation of the Federal Food, Drug and Cosmetic Act;
               (d) it shall comply with all applicable laws and regulations in the performance of its obligations under the Agreement; and
               (e) it shall not use any Ineligible Person or a person on an Exclusion List in connection with the performance of any of its obligations or activities under the Agreement.
          8.3 Disclaimer of Warranties. Except for those warranties set forth in Section 8.1 and Section 8.2, neither party makes any warranty, written, oral, express or implied, with respect to Development Program or the Product. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT HEREBY ARE DISCLAIMED BY BOTH PARTIES.
          8.4 Limitation of Liability. WITH THE EXCEPTION OF DAMAGES RESULTING FROM A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER THE AGREEMENT OR A PARTY’S OBLIGATIONS UNDER SECTION 9

(INDEMNIFICATION), UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE FOR LOSS OF USE OR PROFITS OR OTHER COLLATERAL, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, WHETHER SUCH CLAIMS ARE FOUNDED IN TORT OR CONTRACT.
     9. INDEMNIFICATION.
          9.1 Medicis Indemnification. Medicis shall indemnify, defend and hold harmless Perrigo and its directors, managers, members, officers, employees, authorized subcontractors and agents (collectively the “Perrigo Parties”) from and against any and all liabilities, obligations, penalties, judgments, disbursements of any kind and nature, losses, damages, costs and expenses (including, without limitation, reasonable attorney’s fees and costs) incurred as a result of any claims, demands, actions or other proceedings by Third Parties against any of the Perrigo Parties to the extent arising out of (a) a breach by Medicis of any representation, warranty or covenant under this Agreement, or (b) the research, development, regulatory approval or commercialization of the Products by or on behalf of Medicis.
          9.2 Perrigo Indemnification. Perrigo shall indemnify, defend and hold harmless Medicis and its directors, managers, members, officers, employees, authorized subcontractors and agents (collectively the “Medicis Parties”) from and against any and all liabilities, obligations, penalties, judgments, disbursements of any kind and nature, losses, damages, costs and expenses (including, without limitation, reasonable attorney’s fees and costs) incurred as a result of any claims, demands, actions or other proceedings by Third Parties against any of the Medicis Parties to the extent arising out of (a) a breach by Perrigo of any representation, warranty or covenant under this Agreement, or (b) the conduct of the Development Program by or on behalf of Perrigo.
          9.3 Obligations. A party which intends to claim indemnification under this Section 9 (the “Indemnified Party”) shall promptly notify the other party (the “Indemnifying Party”) in writing of any claim, demand, action, or other proceeding in respect of which the Indemnified Party intends to claim such indemnification; provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall permit the Indemnifying Party, at its discretion, to settle any such action, claim or other matter. Notwithstanding the foregoing, the Indemnifying Party shall not enter into any settlement that would adversely affect the Indemnified Party’s rights hereunder, or impose any obligations on the Indemnified Party in addition to those set forth herein, in order for it to exercise such rights, without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld or delayed. No such action, claim or other matter shall be settled without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed. The Indemnified Party shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation and defense of any claim, demand, action, or other proceeding covered by the indemnification obligations of this Section 9. The Indemnified Party shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.

     10. GENERAL PROVISIONS.
          10.1 Notices. All notices hereunder shall be delivered by facsimile (confirmed by overnight delivery), or by overnight delivery with a reputable overnight delivery service, to the following address of the respective parties:

If to Medicis:	Medicis Pharmaceutical Corporation 7720 North Dobson Road Scottsdale, Arizona 85256 Attn: Chief Executive Officer Facsimile: 480-291-5175

with a copy to:	Medicis Pharmaceutical Corporation 7720 North Dobson Road Scottsdale, Arizona 85256 Attn: General Counsel Facsimile: 480-291-8508

If to Perrigo:	Perrigo Company 515 Eastern Avenue Allegan, Michigan 49010 Attn: Chief Executive Officer Facsimile: 269-673-1386

With a copy to:	Perrigo Company 515 Eastern Avenue Allegan, Michigan 49010 Attn: General Counsel Facsimile: 269-673-1386
     Notices shall be effective on the day of receipt. A party may change its address listed above by notice to the other party given in accordance with this Section 10.1.
          10.2 Entire Agreement. The parties hereto acknowledge that this Agreement, together with the Non-Disclosure Agreement entered into between the parties effective as of January 13, 2009 (the “NDA”), sets forth the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof. Notwithstanding Section 10 of the NDA, the rights and obligations of the parties under the NDA, including without limitation under Section 6 of the NDA, shall continue until the expiration or termination of this Agreement. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by an authorized agent or representative of both parties hereto. No course of dealing or usage of trade shall be used to modify the terms and conditions herein. This Agreement shall be binding on each of Perrigo and Medicis and their respective permitted successors and assigns.
          10.3 Bankruptcy. All rights granted under this Agreement by Perrigo to Medicis are and shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy

Code, licenses of rights to “intellectual property” as defined under Section 101(52) of the US. Bankruptcy Code. The parties agree that Medicis, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to performance by Medicis of its pre-existing obligations under this Agreement. The parties further agree that, if a bankruptcy proceeding is commenced by or against Perrigo, Medicis shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in Medicis’ possession, shall be promptly delivered to Medicis (a) after any such commencement of a bankruptcy proceeding upon request of Medicis, unless Perrigo elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under subsection (a) above, upon the rejection of this Agreement by or on behalf of Perrigo upon written request therefore by Medicis.
          10.4 Waiver. None of the provisions of this Agreement (including the Exhibits hereto) or the Development Plan shall be considered waived by any party hereto unless such waiver is agreed to, in writing, by authorized agents of such party. The failure of a party to insist upon strict conformance to any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law shall not be deemed a waiver of any rights of any party hereto.
          10.5 Obligations to Third Parties. Each party warrants and represents that this Agreement does not conflict with any contractual obligations, expressed or implied, undertaken with any Third Party.
          10.6 Assignment. Neither party shall assign this Agreement or any part hereof or any interest herein (whether by operation of law or otherwise) to any Third Party (or use any subcontractor) without the written approval of the other party; provided, however, that either party may assign this Agreement without such consent in the case of an assignment to an Affiliate or a merger, consolidation, change in control or sale of all or substantially all of the assets of such party relating to the business or assets covered by this Agreement. No assignment shall be valid unless the permitted assignee(s) assumes all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of its obligations hereunder. Any purported assignment in violation of this Section 10.6 shall be void.
          10.7 Independent Contractor. Perrigo and Medicis are acting under this Agreement as independent contractors and neither shall be considered an agent of, or joint venturer with, the other. Unless otherwise provided herein to the contrary, each party shall furnish all expertise, labor, supervision, machining and equipment necessary for the performance of its obligations hereunder and shall obtain and maintain all building and other permits and licenses required by public authorities.
          10.8 Governing Law. In any action brought regarding the validity, construction and enforcement of this Agreement, it shall be governed in all respects by the laws of the State of Arizona, without regard to the principles of conflicts of laws.
          10.9 Severability. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.
          10.10 Headings, Interpretation. The headings used in this Agreement are for convenience only and are not part of this Agreement.
          10.11 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly-authorized representatives effective as of the Effective Date.

PERRIGO ISRAEL PHARMACEUTICALS LTD.		MEDICIS PHARMACEUTICAL CORPORATION

By:		By:

	Name:		Name:

	Title:		Title:

EXHIBIT A
Development Plan
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EXHIBIT B
Perrigo Patent Rights
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